UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2004

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50307 (Commission File Number)	13-3711155 (IRS Employer Identification No.)

7005 Southfront Road, Livermore, CA (Address of Principal Executive Offices)	94551 (Zip Code)

Registrant’s telephone number, including area code: (925) 290-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

     FormFactor is filing amendments to its Annual Report on Form 10-K for the year ended December 27, 2003 and to its Quarterly Reports on Form 10-Q for the quarterly periods ended March 26, June 26 and September 25, 2004. The amendments present net income (loss) available to common stockholders after preferred stock dividend rights and restate FormFactor’s calculation of basic and diluted earnings per share for all fiscal periods preceding or including FormFactor’s June 2003 initial public offering (“IPO”).

     The restatements do not affect FormFactor’s reported net income or its balance sheet or cash flow statements for any period.

     While analyzing the effect on prior periods of EITF Issue No. 03-6, Participating Securities and Two Class Method under SFAS Statement No. 128, Earnings per Share, FormFactor discovered that it previously did not account for the impact of pre-IPO preferred stock cumulative dividends and participating dividend rights in calculating basic and diluted earnings per share or net income (loss) per share for periods preceding or including its IPO. No dividends were ever declared or paid and rights to such dividends expired on the date of the IPO. In conjunction with this restatement, the Company has also revised its pro forma net income (loss) per share calculation and disclosure under SFAS No. 123, “Accounting for Stock Based Compensation” to reflect changes to the net income available to common stockholders and to correct the amounts presented for the stock-based compensation adjustments.

     On November 22, 2004, FormFactor’s President, its Chief Financial Officer and its Audit Committee concluded that the adjustment, while not qualitatively material under SAB 99, Materiality, was quantitatively material. They discussed the accounting error and this conclusion with FormFactor’s independent registered public accounting firm. As a result of the restatements referred to above, the previously issued financial statements for fiscal years 1999 through 2003 and quarterly periods through September 2004 should not be relied upon.

     Please see the Notes to Consolidated Financial Statements contained in FormFactor’s amended annual report on Form 10-K/A and quarterly reports on Forms 10-Q/A for further information regarding the revisions to FormFactor’s financial results.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.
Date: November 30, 2004	By:	/s/ Jens Meyerhoff
		Name:	Jens Meyerhoff
		Title:	Chief Operating Officer and Chief Financial Officer